Exhibit 99.2

NetApp Appoints Steve Smith to Board of Directors

Sunnyvale, Calif. – May 25, 2016 – NetApp (NASDAQ: NTAP) today announced that Steve Smith, CEO and president of Equinix, has joined its board of directors. Smith's appointment brings the number of NetApp board members to 10, 9 of whom are independent.

"Steve's 25 years of broad experience and work as an active CEO will add a valuable perspective to our board of directors," said George Kurian, chief executive officer at NetApp. "He has a wealth of deep technology expertise and understanding of how IT environments are evolving. We look forward to benefiting from his insight."

"Steve is both a veteran and a visionary and will further strengthen our board's breadth of talent and background," said NetApp Chairman of the Board Mike Nevens. "We are excited to bring him on to our board."

"I am honored to join the board of a company so passionate about customer success," said Smith. "I look forward to working together with the NetApp board and management team to continue to deliver their compelling vision."

About Steve Smith
Mr. Smith joined Equinix in 2007 from Hewlett-Packard Company, where he served as senior vice president of HP Services. There he was responsible for managing the organization's Consulting and Integration, Managed Services, and Technology Deployment and Support business groups.

Before joining HP, Mr. Smith served as vice president of Global Professional and Managed Services at Lucent Technologies. He also held various management and sales positions during his 16 years with Electronic Data Systems (EDS) Corporation, including chief sales officer and president of EDS Asia-Pacific and president of EDS Western Region. At EDS, his roles spanned sales, business development, operations, acquisition-driven integration, and managing international growth. Mr. Smith also had a successful eight-year career in the U.S. Army, where, among other roles, he was aide-de-camp to the office of the commander in chief of the U.S. Armed Forces in the Pacific. Mr. Smith graduated from the U.S. Military Academy at West Point and holds a bachelor of science degree in engineering.
About NetApp
Leading organizations worldwide count on NetApp for software, systems and services to manage and store their data. Customers value our teamwork, expertise and passion for helping them succeed now and into the future. To learn more, visit www.netapp.com.

NetApp and the NetApp logo are trademarks or registered trademarks of NetApp, Inc. in the United States and/or other countries. All other brands or products are trademarks or registered trademarks of their respective holders and should be treated as such. A current list of NetApp trademarks is available on the web at http://www.netapp.com/us/legal/netapptmlist.aspx.
Press Contact
Meghan Fintland
NetApp
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Investor Contact
Kris Newton
NetApp
1 408 822 3312
kris.newton@netapp.com